Exhibit 10.13(b)

CC VII HOLDINGS, LLC
12444 Powerscourt Drive
Suite 100
St. Louis, MO 63131

March 27, 2000

Mr. Marc Nathanson
Mapleton Investments, LLC
10900 Wilshire Boulevard
15th Floor
Los Angeles, CA 90024

Dear Mr. Nathanson

     This letter (this “Agreement”) sets out our understanding of the agreement between CC VII Holdings, LLC (“Charter”), Mapleton Investments, LLC (“Mapleton”), and Marc Nathanson (“Nathanson”) relating to the premises at 10900 Wilshire Boulevard, and certain other arrangements as described herein.

     1.     Reference is made to a prior letter agreement between Charter Communications, Inc. and Nathanson dated May 25, 1999 (“May Letter Agreement”). The provisions of paragraph 4 of the May Letter Agreement are hereby superseded in their entirety by the provisions of this Agreement.

     2.     Charter is assigning its interest as tenant in that certain Office Lease dated June 25, 1992 between 10900 Wilshire, LLC, successor in interest to Sumitomo Life Realty, as landlord (“Landlord”), and Charter’s predecessor in interest as tenant, for approximately 14,171 rentable square feet of space known as Suite 1500 (“Suite 1500”) on the 15th floor of the building located at 10900 Wilshire Boulevard (the “Lease”), pursuant to that certain Assignment and Assumption of Lease and Landlord Consent to Assignment and Assumption of Lease entered into as of February 1, 2000 and entered into contemporaneously herewith (the“Assignment”).

     3.     Upon execution of the Assignment, Mapleton shall pay Charter $35,427.50, representing the tenant’s Security Deposit held by the Landlord pursuant to the Lease.

     4.     Nathanson, Mapleton, or an affiliate of either or both of them (“Nathanson Party” or “Nathanson Parties”, as the context requires), has been using Suite 1500 and Suite 850 located on the 8th Floor of 10900 Wilshire Boulevard (“Suite 850”) since November 13, 1999. Nathanson and Mapleton each hereby indemnifies and agrees to hold Charter and its

Mr. Marc Nathanson
March 27, 2000

affiliates, officers, directors, members, predecessors, employees and agents harmless from any and all claims arising out of or relating to any Nathanson Party’s use of Suite 1500 and Suite 850 on or after November 13, 1999.

     5.     Charter and Mapleton shall share equally the Landlord’s attorneys’ fees required to be paid pursuant to the Assignment; provided, however, any attorneys’ fees of the Landlord relating to the Landlord’s granting a renewal option to Mapleton shall be borne exclusively by Mapleton.

     6.     In lieu of the payments described in paragraph 4 of the May Letter Agreement, i.e., (a) Charter paying Nathanson an employee allowance and (b) Charter leasing, for Nathanson’s use, Suite 850 (the office lease of which is being terminated by Charter and Landlord) and Nathanson paying Charter one-half(1/2) of the rent for Suite 850, Charter shall pay to Mapleton, at the direction and request of Nathanson, $16,099.75 monthly commencing February 1, 2000 through December 31, 2000, and $16,635.45 monthly commencing January 1, 2001 through December 31, 2002, provided that such payment (in either amount) shall cease upon the earlier of (i) Nathanson’s resignation as Vice Chairman or Director of Charter Communications, Inc., or (ii) Nathanson’s removal as Vice Chairman or Director, which may occur at any time after three years from the date of appointment, or in the event Nathanson ceases to own equity in Charter Communications, Inc. or its affiliates.

     7.     Upon execution of the Assignment, Mapleton shall reimburse Charter for the rent paid under the Lease of $89,692 for February and March 2000.

     8.     In connection with the Nathanson Parties’ use of Suite 1500 from November 13, 1999 through January 31, 2000, Mapleton shall pay Charter $14,776 upon execution of this Agreement.

     9.     Mapleton shall assume the lease of the copier previously located in Suite 850 commencing as of February 1, 2000 and Mapleton shall assume the lease for the phone system previously serving Suite 850 and now serving Suite 1500 commencing as of February 1, 2000. Upon execution of this Agreement, Mapleton shall pay Charter $8,574.91 representing the net amount due Charter for the copier lease.

     10.     Upon execution of the Assignment, Mapleton shall pay Landlord for services incurred by the Nathanson Parties using Suite 1500, and shall reimburse Charter for payment to Landlord of its invoice No. 598 in the amount of $832.69.

     11.     From November 13, 1999 through January 31, 2000, Mapleton and Charter shall equally share the cost of the parking spaces allocated to Suite 850 and Suite 1500. From and after February 1, 2000, Mapleton shall be responsible, at its sole expense, for either leasing all parking spaces in the 10900 Wilshire Boulevard building previously leased by Charter (or its predecessor) or surrendering them to the Landlord/parking concessionaire,

Mr. Marc Nathanson
March 27, 2000

at no cost to Charter. Upon execution of this Agreement, Mapleton shall pay Charter $9,251 to reconcile the parking payments by the parties.

12.  Upon execution of this Agreement, Charter shall pay Mapleton, at the direction and request of Nathanson, $27,083.33 representing the employee allowance described in paragraph 4 of the May Letter Agreement for the period from November 13, 1999 through January 31, 2000.

13.  Prior to the date of this Agreement, the Nathanson Parties have occupied Suite 1500 and Mapleton acknowledges that it is accepting Suite 1500 in its “as-is” condition, with all faults and without any representation or warranty, express or implied, from Charter or its predecessors as to its condition or as to the Lease.

14.  All office furnishings presently located in Suite 1500 which Mapleton or Nathanson have not purchased or leased for its own account since November 13, 1999, are the property of Charter; and Mapleton has agreed to purchase all furnishings owned by Charter at a price to be mutually agreed upon by April 28, 2000. If a price cannot be agreed upon, Charter will arrange for such furnishings to be removed at a time to be mutually agreed upon. Mapleton shall make the furnishings available to Charter’s representative to inspect, inventory and value at any time during business hours.

The parties agree to the foregoing effective as described herein.

CC VII HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Paul R. [Illegible] Its: VP Financial Controls

By:	Its:

(Signatures continued on following page.)

Mr. Marc Nathanson
March 27, 2000

MAPLETON INVESTMENTS, LLC, a limited liability company

By:	[ILLEGIBLE] Its: EVP & Chief Operating Officer

By:	Its:

/s/ Marc Nathanson Marc Nathanson